                                                                Exhibit 10.93

                                   INTELLIMOLD
                               TECHNOLOGY LICENSE
                                       AND
                                SUPPORT AGREEMENT

          THIS TECHNOLOGY LICENSE AND SUPPORT AGREEMENT (this "Agreement"), dated as of December 20, 2001 (the "Effective Date"), is by and between, on the one hand, Textron, Inc., a Delaware corporation ("Textron"), and, on the other hand, Collins & Aikman Corporation, a Delaware corporation ("Holdings"), and Collins & Aikman Products Co., a Delaware corporation and a wholly owned subsidiary of Holdings ("C&A Products").

          WHEREAS, pursuant to the Purchase Agreement by and among Textron, C&A Products and Holdings dated as of August 7, 2001, as amended and restated as of November 30, 2001 (the "Purchase Agreement"), C&A Products will indirectly purchase, among other things, all of the issued and outstanding stock of M&C Advanced Processes, Inc. ("M&C"), a wholly-owned subsidiary of Textron Automotive Interiors Inc.;

          WHEREAS, among the assets of M&C are certain rights in technology relative to pressurized injection molding and the molding of products (such rights, as described more particularly herein, the "Intellimold IP");

          WHEREAS, Textron wishes to obtain for itself and its Affiliates (as defined herein) a worldwide, perpetual and irrevocable license from C&A Products to use the Intellimold IP in Textron's and its Affiliates' existing businesses and elsewhere on the terms and conditions set forth herein;

          WHEREAS, Textron also wishes to obtain for itself and its Affiliates certain services from C&A Products relative to the support of the Intellimold IP, including engineering, marketing, technical and training services, on the terms and conditions set forth herein; and

          WHEREAS, Textron and C&A Products each wish to obtain from the other a license to use any enhancements and improvements to and derivative works of the Intellimold IP (as described more particularly herein, "Intellimold Enhancements") which such other party may create or to which such other party may otherwise obtain rights after the Effective Date;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
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                                       -2-


                                    ARTICLE I
                                   DEFINITIONS


          In addition to certain capitalized terms defined on first use herein, for purposes of this Agreement, except as otherwise expressly provided herein or unless the context clearly requires otherwise:

          "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. "Affiliate" includes, with respect to Textron, "Authorized Affiliates" (as defined herein).

          "Authorized Affiliate" of Textron shall mean any Affiliate of Textron, provided that no Competitor of C&A Products or group of Competitors of C&A Products owns or has the right to acquire, individually or in the aggregate, twenty percent (20%) or greater of the total equity interest in such Affiliate.

          "Bison Subsidiaries" shall have the meaning ascribed to it in the Purchase Agreement.

          "Business" shall have the meaning ascribed to it in the Purchase Agreement.

          "C&A Products Intellimold Enhancement" shall mean any Intellimold Enhancement developed by or on behalf of C&A Products or any of its Affiliates, or to which C&A Products or any of its Affiliates obtains rights (including the right to grant sublicenses) other than from Textron or any of Textron's Affiliates, after the Effective Date.

          "Competitor of C&A Products" shall mean any Person that materially competes with C&A Products or its Affiliates in the sale of products of C&A Products or such Affiliates within the Restricted Field.

          "Equipment Lease Term Sheet" shall have the meaning ascribed to it in the Purchase Agreement.

          "Indemnified Party" shall have the meaning ascribed to it in Section 9.1.

          "Indemnifying Party" shall have the meaning ascribed to it in Section 9.1.

          "Intellectual Property" shall mean all intellectual property, and all legal rights related thereto everywhere in the world, including, but not limited to, patents and patent applications; copyrights, copyright registrations, renewals and applications for copyrights; data and database rights; software, trade secrets and other confidential information, materials, know-
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                                       -3-


how, proprietary processes, formulae, algorithms, models and methodologies, customer lists and contacts, research and other technical information, and general intangibles of like nature, provided, however, that Intellectual Property shall not include Trademarks.

          "Intellimold Enhancements" shall mean any and all enhancements or improvements to or derivative works of all or any part of the Intellimold IP, developed after the Effective Date.

          "Intellimold IP" shall mean all Intellectual Property existing as of the Effective Date relating to the technology owned or controlled by or licensed to M&C for pressurized injection molding of a molten material (e.g. plastic or metal) to provide a substantially pressure-balanced molding environment, including without limitation the invention disclosures, patents and patent applications (including any patents issuing or derived therefrom) listed on Exhibit A hereto.

          "Losses" shall mean any and all actual losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs of investigation), after giving effect to any related Tax Benefit and net of any reserves and amounts recovered from third parties, including amounts recovered under insurance policies, with respect to such Losses; provided, however, that Losses shall not include any costs or expenses of any Indemnified Party related to the time spent on any indemnified matter by employees or management of the Indemnified Party.

          "Net Licensing Revenue" shall mean the aggregate revenue received by Textron and its Affiliates from the grant of licenses or sublicenses by Textron and its Affiliates of the Intellimold IP to third parties (other than Affiliates of Textron), less the following amounts: (a) discounts, including cash discounts, or rebates actually allowed or granted from the invoiced amount, (b) taxes, duties or other governmental charges levied on or measured by the invoice amount when included in an invoice, as adjusted for rebates, charge-backs and refunds, (c) accounts that are uncollectible and written off on the books of Textron or the relevant Affiliate as uncollectible, (d) revenues from "combination" sublicenses to the extent attributable to components of such sublicenses other than Intellimold IP license rights, (e) any amounts paid or payable to C&A Products or its Affiliates by Textron or its Affiliates for Support Services rendered hereunder during the period at issue with respect to the relevant sublicenses, (f) revenues from Textron Intellimold Licenses, and (g) any amounts received in connection with any use, lease, license, sale or other transfer of Equipment (as defined in any lease contemplated by the Equipment Lease Term Sheet).

          "Non-Bison Subsidiary" shall have the meaning ascribed to it in the Purchase Agreement.

          "Permitted Sublicensee" shall mean (i) any third party acting on behalf of the party granting the sublicense in the performance of a specific contract or contracts for the
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                                       -4-


manufacture, supply, distribution, maintenance or servicing of products, components or materials by or for the party granting the sublicense; (ii) any third party performing development activities on behalf of the party granting the sublicense, provided that such activities are performed pursuant to an agreement assigning to the party granting the sublicense all rights (excluding general know-how and residuals) within the Restricted Field in any resulting Intellectual Property relating to the sublicensed Intellectual Property; (iii) any end-user purchaser of products based upon or incorporating the licensed Intellectual Property solely to the extent necessary for such purchaser to use such products; (iv) any third party acting as a second supplier at the request of a customer of the party granting the sublicense, but, within the Restricted Field only if such customer is unwilling to agree that C&A Products or a C&A Products Affiliate act in such capacity despite the good faith efforts of the party granting the sublicense to obtain such agreement; and (v) any Authorized Affiliate.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization or other entity.

          "Restricted Field" shall mean (i) the business of (a) manufacturing or selling overhead systems, headliners, interior instrument panels, interior quarter panel/sidewall trim, interior trim consoles, lift-gate trim panels, painted or unpainted fascia and bumpers, claddings/exterior trim moldings, exterior grilles, structural composite bumpers, or signal, taillight and other lighting or (b) assembling or selling cockpit systems or front-end modules, in each case as currently manufactured, assembled in the Business and, in each case, for use in automotive passenger cars and light and heavy trucks; (ii) the automotive products business of C&A Products and the Subsidiaries of C&A Products as currently conducted; and (iii) extensions after the Effective Date of the businesses described in clauses (i) and (ii) that are reasonably related to such businesses and primarily serve an automotive customer base.

          "Subsidiary of C&A Products" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which C&A Products, either alone or together with any other Subsidiary of C&A Products, owns, directly or indirectly, more than forty percent (40%) of the stock or other equity interests of such corporation or other legal entity.

          "Support Services" shall have the meaning set forth for such term in
Article VIII.

          "Tax" or "Taxes" shall mean all United States federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever.
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                                       -5-


          "Tax Benefit" shall mean the present value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which present value shall be computed as of the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, (i) using the Tax rate applicable to the highest level of income with respect to such Tax and (ii) using the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of notice of proposed deficiency under the Internal Revenue Code of 1986, as amended.

          "Textron Intellimold Enhancement" shall mean any Intellimold Enhancement developed by or on behalf of Textron or any of its Affiliates (including by C&A Products or its Affiliates in connection with the rendering of Support Services to Textron and its Affiliates hereunder), or to which Textron or any of its Affiliates obtains rights (including the right to grant sublicenses) other than from C&A Products or any of C&A Products' Affiliates, after the Effective Date.

          "Textron Intellimold License" shall mean any license or sublicense agreement entered into after August 7, 2001 between Textron or any Affiliate and any party listed on Exhibit B and granting such party rights in Intellimold IP or Intellimold Enhancements outside the Restricted Field

          "Textron Intellimold Trademarks" shall mean the Trademarks listed on Exhibit C hereto.

          "Trademarks" shall mean trademarks, service marks, trade names, logos and other business identifiers, any registrations and applications for registration of any of the foregoing, and all goodwill connected therewith.

          "Use" shall mean, with respect to any Intellectual Property, (a) to the extent patented, to practice all methods, and to make, use, sell, offer for sale, import and export machines, manufactures and compositions of matter using or embodying such rights and to exercise any other rights that may be associated with patents in any jurisdiction, (b) to the extent copyrighted, to copy, distribute, display, transmit and prepare derivative, combination and collective works, of such Intellectual Property, and (c) to the extent otherwise neither patented nor copyrighted, to make, use, sell, offer for sale, import and export, and have imported and exported, products using or embodying the rights included in such Intellectual Property.
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                                       -6-


                                   ARTICLE II
                  GRANT OF RIGHTS FROM C&A PRODUCTS TO TEXTRON


          2.1. License of Intellimold IP Outside Restricted Field. Except as set forth in the second sentence of this Section 2.1, C&A Products hereby grants, and, as applicable, shall cause its Affiliates to grant, to Textron a royalty-bearing (pursuant to Article V) worldwide, perpetual and irrevocable license to Use C&A Products' and its Affiliates' rights in the Intellimold IP and the C&A Products Intellimold Enhancements. The foregoing grant of license
(a) excludes the right to use the Intellimold IP and the C&A Products Intellimold Enhancements within the Restricted Field, but shall be exclusive (even as to C&A Products and its Affiliates) outside the Restricted Field and
(b) includes the right to sublicense such rights, in whole or in part, to Textron's Affiliates and to third parties, including to injection molding machine OEMs, for Use outside the Restricted Field.

          2.2. Limited License of Intellimold IP Within Restricted Field. C&A Products hereby grants, and, as applicable, shall cause its Affiliates to grant, to Textron (excluding its Affiliates) a non-exclusive, royalty-free, fully-paid, worldwide, perpetual and irrevocable license to Use C&A Products' and its Affiliates' rights in the Intellimold IP and C&A Products Intellimold Enhancements within the Restricted Field solely in connection with Textron's and its Authorized Affiliates' manufacturing, sales and development operations. The foregoing grant of license includes the right to sublicense such rights solely to Permitted Sublicensees; provided, however, that no Permitted Sublicensee granted rights pursuant to this Section 2.2 shall further sublicense such rights.

          2.3.   Other Restrictions.

          (a) The exercise by Textron, its Authorized Affiliates and their respective sublicensees of the license granted pursuant to Section 2.2 is subject to the non-competition covenants set forth in Section 5.11 of the Purchase Agreement, the terms of which Section are hereby incorporated herein by reference.

          (b) Textron shall not transfer (including in connection with a sale of assets) the license contained in Sections 2.1 or 2.2 to any third party that is not an Authorized Affiliate of Textron unless such third party agrees in writing that such transferred license shall be limited to use outside the Restricted Field.

          (c) The license granted pursuant to Section 2.2 shall automatically terminate in the event that Textron is acquired by a third party that is a direct competitor in the Restricted Field of the Business or of C&A Products or any of its Affiliates; provided, however, that notwithstanding any such termination, (i) Textron and its Authorized Affiliates and their respective Permitted Sublicensees shall be permitted to continue to exercise the rights granted
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                                       -7-


pursuant to Section 2.2 for a period of up to twelve (12) months as necessary to liquidate existing inventory, fulfill existing orders and otherwise wind down operations relative to the terminated license, and (ii) any express or implied sublicenses of the rights granted pursuant to Section 2.2 to end users in connection with their purchase of products using or incorporating such rights shall survive.

          (d) Nothing in this Agreement shall be construed to limit in any way the operations of the existing businesses of Textron or any Non-Bison Subsidiary, including without limitation the Use of the Intellimold IP in such operations.

          2.4. Term of Licenses. The license grants contained in Sections 2.1 and 2.2 shall extend from the Effective Date until (i) with respect to grants of rights under any patent owned by C&A Products or any Affiliate, the date on which each and every claim of such patent has expired or is invalidated, or
(ii) with respect to grants of rights under any other type of Intellectual Property, the date on which the underlying rights of C&A Products and its Affiliates expire or are invalidated.


                                   ARTICLE III
                  GRANT OF RIGHTS FROM TEXTRON TO C&A PRODUCTS


          3.1. License of Textron Intellimold Enhancements. Textron hereby grants, and, as applicable, shall cause its Affiliates to grant, to C&A
Products and C&A Products' Affiliates an exclusive (even as to Textron and its Affiliates except as set forth in Sections 2.2 and 3.1(b)) royalty-free, fully-paid, worldwide, perpetual and irrevocable license to Use Textron's and its Affiliates' rights in any Textron Intellimold Enhancements solely within the Restricted Field as and when such Textron Intellimold Enhancements are created. The foregoing grant of license (a) includes the right to sublicense such rights, in whole or in part, solely to C&A Products' Affiliates and to any third party (i) acting on behalf of C&A Products or any of C&A Products' Affiliates in performance of a specific contract or contracts for the manufacture, supply, distribution, maintenance or servicing of products, components or materials by or for C&A Products or such Affiliate, or (ii) performing development activities on behalf of C&A Products or such Affiliate, provided that such activities are performed pursuant to an agreement assigning to C&A Products or such Affiliate all rights (excluding general know-how and residuals) outside the Restricted Field in any resulting Intellectual Property relating to the sublicensed Intellectual Property; or (iii) acting as a second supplier of C&A Products or any of its Affiliates but only if such customer is unwilling to agree that Textron or a Textron Affiliate act in such capacity (as appropriate, where permitted by Section 5.11 of the Purchase Agreement) despite the good faith efforts of C&A Products or the relevant C&A Products Affiliate to obtain such agreement and (b) shall not be deemed to restrict in any manner Textron's and its Affiliates' Use of the Textron Intellimold Enhancements within the Re-stricted Field in connection with Textron's and its Affiliates' internal manufacturing and development operations.

          3.2.   Trademark License.

          (a) Grant of Rights. Textron hereby grants, and, as applicable, shall cause its Affiliates to grant, to C&A Products and C&A Products' Affiliates a non-exclusive, royalty-free, fully-paid, worldwide, non-transferable license to use the Textron Intellimold Trademarks solely in connection with the promotion and sale of products manufactured using the Intellimold IP or Intellimold Enhancements. The foregoing grant of license does not include the right to sublicense except to third parties acting on behalf of C&A Products or any of its Affiliates in the performance of a specific contract or contracts for the manufacturing, marketing, supply, distribution, maintenance or servicing of products by or for C&A Products or such Affiliate.

          (b) Restrictions; Limitations. C&A Products shall comply and shall cause its Affiliates and sublicensees to comply at all times with Textron's then-current guidelines for the use of the Textron Intellimold Trademarks. C&A Products agrees to reasonably cooperate and cause its Affiliates to cooperate with Textron in facilitating Textron's monitoring of the nature and quality of the products and services for which the Textron Intellimold Trademarks are used. Textron shall have the right immediately to suspend C&A Products' and its Affiliates' use of the Textron Intellimold Trademarks, in whole or in part, if such usage is improper or inconsistent with the terms of this Agreement or otherwise reflects negatively on Textron or any of its Affiliates or their respective products or businesses. Except as expressly provided in this Section 3.2, nothing herein shall grant to any party any right, title or interest in another party's Trademarks. At no time during the term of this Agreement shall any party challenge or assist others to challenge another party's Trademarks or the registration thereof or attempt to register or cause to be registered another party's Trademarks or any trademarks, service marks or trade names confusingly similar to those of the other party. Each party understands and agrees that all use of and goodwill associated with each other party's Trademarks will inure to the benefit of such other party.

          (c) Purchase Right. If at any time Textron and its Affiliates shall cease to use or to sublicense others to use the Intellimold IP and the Intellimold Enhancements, it shall so notify C&A Products, which shall have the right at any time during the ninety (90) days following such notice to exercise its right to purchase, for consideration of one dollar ($1) the Textron Intellimold Trademarks, subject to execution of an appropriate assignment and assumption agreement.

          3.3. Other Restrictions. C&A Products covenants and agrees that it will not, and will cause its Affiliates to not, grant to any third party the right to use all or any part of the Textron Intellimold Enhancements except as expressly permitted in Section 3.1.

          3.4. Term of Licenses. The license grants contained in Sections 3.1 and 3.2 shall extend from the Effective Date until (i) with respect to grants of rights under any patent owned by Textron or any of its Affiliates, the date on which each and every claim of such patent has expired or is invalidated, or
(ii) with respect to grants of rights under any other Intellectual Property, the date on which the underlying rights of Textron and its Affiliates expire or are invalidated.


                                   ARTICLE IV
                   GENERAL PROVISIONS REGARDING LICENSE GRANTS


          4.1. Third-Party Rights. The licenses granted by C&A Products pursuant to Sections 2.1 and 2.2 of this Agreement are subject to the third-party license rights in the Intellimold IP existing as of the Effective Date. The licenses granted with respect to Intellimold Enhancements by C&A Products and its Affiliates pursuant to Sections 2.1 and 2.2 and by Textron and its Affiliates pursuant to Section 3.1 are further subject to the conditions and restrictions imposed by third-party licensors of such rights, if any; provided, however, that each party will use commercially reasonable efforts to minimize the adverse impact of any such conditions and restrictions on each other party.

          4.2. Mutual Covenant Not to Sue. Each party agrees not to bring, to cause its Affiliates under its control not to bring, and to prohibit any sublicensee from bringing, any infringement suits, actions or proceedings against another party, its Affiliates or its sublicensees with respect to any patents owned by or licensed (with the right to bring infringement suits) to the first party or its Affiliates that are related to the subject matter of the Intellimold IP or Intellimold Enhancements in the event that any Use of the Intellimold IP or Intellimold Enhancements by another party, its Affiliates or sublicensees as permitted by this Agreement, infringes or appears to infringe any such patents. Each party further agrees to impose, and to cause its Affiliates to impose, this covenant on any third party to which such patents may be assigned.

          4.3. Delivery of Intellectual Property. All Intellectual Property in tangible form licensed hereunder shall be delivered to the licensee thereof promptly upon written request of such licensee or, if such Intellectual
Property constitutes an Intellimold Enhancement, as soon as reasonably practicable after development of such Intellectual Property.

          4.4. Grandfathering of Rights. Notwithstanding anything to the contrary herein, neither Textron nor any of its Affiliates, as applicable, shall be in breach of this Agreement on account of (i) the granting of any sublicense by Textron or such Affiliate or (ii) the Use by Textron or such Affiliate or their respective sublicensees of all or any part of the Intellimold IP or any Intellimold Enhancement, in each case, within the Restricted Field, provided that, with respect to clause (i), the granting of such sublicense was in accordance with the terms of this Agreement as of the date on which it was entered into by the parties and, with respect to clause (ii), such Use was in accordance with the terms of this Agreement as of the date of commencement of such Use or, with respect to Use by a sublicensee, as of the date on which the relevant sublicense agreement was entered into by the parties. The parties agree and acknowledge that the foregoing provision is intended to clarify the intent of the parties that any expansion of the Restricted Field pursuant to clause
(iii) of such definition after the Effective Date shall not operate to exclude Textron and its Affiliates from their respective operations, or restrict third parties in the exercise of their rights under existing sublicenses, solely in such portion of the expanded Restricted Field as was not included within the Restricted Field as of the Effective Date.

          4.5. Lease Equipment. Notwithstanding anything to the contrary herein, neither Textron nor any of its Affiliates shall be in breach of any provision of this Agreement on account of Textron's or its Affiliate's (i) Use, solely outside the Restricted Field, or (ii) lease, license, sale or other transfer to any third party (in each case, whether or not in the Restricted Field) of all or any part of Textron's or its Affiliate's right, title or interest in or to any Equipment (as defined in any lease contemplated by the Equipment Lease Term Sheet), provided that the leases contemplated by the Equipment Lease Term Sheet are terminated or otherwise cease to be in effect for any reason and Textron or any of its Affiliates continue to own any interest in the Equipment. In addition, solely in the event that such leases are terminated due to a Default (as such term is defined in any such lease) by C&A Products or a Subsidiary of C&A Products, Textron and its Affiliates shall be entitled to Use the Equipment within the Restricted Field. C&A Products hereby grants and, as applicable, shall cause its Affiliates to grant to Textron and its Affiliates and their respective transferees such rights in the Intellimold IP and Intellimold Enhancements as are required in order for Textron and its Affiliates and their respective transferees to engage in any of the activities set forth in this Section 4.5.

                                    ARTICLE V
                                    ROYALTIES


          5.1. Royalties Due from Textron to C&A Products. During any portion of the term of this Agreement in which C&A Products provides Support Services to Textron or any of Textron's Affiliates, Textron shall pay to C&A Products as a "success fee" a royalty equal to (i) with respect to Textron Intellimold Licenses, ten percent (10%) of Net Licensing Revenue and (ii) with respect to all other licenses and sublicenses, twenty-five percent (25%) of Net Licensing Revenue.

          5.2. Reduction of Royalties. Royalties will be reduced to (i) five percent (5%) of Net Licensing Revenue with respect to licenses and sublicenses covered by clause (i) of Section 5.1, and (ii) ten percent (10%) of Net Licensing Revenue with respect to licenses and sublicenses covered by clause
(ii) of Section 5.1, in each case with respect to sublicenses granted in a country or territory where there is no valid or enforceable patent owned by C&A Products or a C&A Products Affiliate with respect to the Intellimold IP or Intellimold Enhancements at least one of the claims of which covers the Intellectual Property which is the subject of the sublicense.

          5.3. Payment of Royalties. Within thirty (30) days after the end of each calendar quarter, Textron shall remit to C&A Products any royalties owed to C&A Products under this Agreement that accrued during such calendar quarter.

          5.4. Taxes and Other Assessments. C&A Products shall be responsible for and shall pay all Taxes of any kind that may be imposed on any and all payments to C&A Products under this Agreement.

                                   ARTICLE VI
                       OWNERSHIP OF INTELLECTUAL PROPERTY

          6.1. Ownership of Intellimold IP and C&A Products Intellimold Enhancements. The parties agree and acknowledge that, as between the parties and except for the express grants of license contained herein, C&A Products shall own all right, title and interest in and to the Intellimold IP and any C&A Products Intellimold Enhancements, and that no use of any such Intellimold IP or C&A Products Intellimold Enhancements by Textron or its Affiliates shall vest in Textron or such Affiliates any right, title or interest therein.

          6.2. Ownership of Textron Intellimold Enhancements and Textron Intellimold Trademarks. The parties agree and acknowledge that, as between the parties and except for the express grants of license contained herein, Textron shall own all right, title and interest in and to the Textron Intellimold Enhancements and Textron Intellimold Trademarks, and that no use of any such Textron Intellimold Enhancements or Textron Intellimold Trademarks by C&A Products or its Affiliates shall vest in C&A Products or such Affiliates any right, title or interest therein.

          6.3. Reasonable Cooperation. Each party shall, upon the other party's written request, provide such other party with all reasonable cooperation (at the requesting party's expense) in order to secure and perfect such other party's rights in Intellectual Property as provided by this Agreement.

                                   ARTICLE VII
                       PATENT PROSECUTION AND MAINTENANCE


          7.1. Intellimold IP and C&A Products Intellimold Enhancements. As between the parties, C&A Products shall have sole control and discretion over the prosecution and maintenance of any patents and patent applications with respect to the Intellimold IP and the C&A Products Intellimold Enhancements, and the costs of such prosecution and maintenance shall be borne by C&A Products. Textron may request in writing that C&A Products pursue patent protection with respect to specific Intellimold IP and C&A Products Intellimold Enhancements in specified jurisdictions ("Textron Requested Jurisdictions"). However, in the event that C&A Products declines to prosecute or maintain any such patents in one or more Textron Requested Jurisdictions, or fails to provide Textron with written notice of its intent to prosecute or maintain any such patents within fifteen (15) days of receiving such request, Textron may itself elect to prosecute and maintain such patents or registrations in any or all such jurisdictions in C&A Products' name and at Textron's cost, by providing C&A Products with written notice of such election within thirty (30) days of the date of Textron's original request to C&A Products. Any such election shall not affect C&A Products' ownership of or rights to Use any Intellimold IP or C&A Products Intellimold Enhancements under this Agreement.

          7.2. Textron Intellimold Enhancements. As between the parties, Textron shall have sole control and discretion over the prosecution and maintenance of any patent and patent applications with respect to the Textron Intellimold Enhancements, and the costs of such prosecution and maintenance shall be borne by Textron. C&A Products may request in writing that Textron pursue patent protection with respect to specific Textron Intellimold Enhancements in specified jurisdictions ("C&A Products Requested Jurisdictions"). However, in the event that Textron declines to prosecute or maintain any such patents in one or more C&A Products Requested Jurisdictions, or fails to provide C&A Products with written notice of its intent to prosecute or maintain any such patents within fifteen (15) days of receiving such request, C&A Products may itself elect to prosecute and maintain such patents or registrations in any or all such jurisdictions, in Textron's name and at C&A Products' cost, by providing Textron with written notice of such election within thirty (30) days of the date of C&A Products' original request to Textron. Any such election by C&A Products shall not affect Textron's ownership of and rights to Use any Textron Intellimold Enhancements under this Agreement.

          7.3.   Third Party Infringement.

          (a) Cooperation. Each party shall promptly notify the other parties and provide to the other parties relevant facts upon becoming aware of a likelihood of infringement or other illegal use or misuse (including by any sublicensee of any party) of any Intellectual Property or Textron Intellimold Trademark covered by this Agreement by any third party.

          (b)   Suits Against Third Party Infringers.

          (i) C&A Products shall have the exclusive right, even as to Textron, to institute and prosecute, at its sole expense, lawsuits against all third parties that infringe, or appear to infringe, the Intellimold IP, Intellimold Enhancements or Textron Intellimold Trademarks, in each case solely within the Restricted Field. Textron shall reasonably cooperate with C&A Products in all such suits and actions, at C&A Products' expense; without limitation, Textron agrees that C&A Products may cause Textron to join it as a party to any such suit. C&A Products shall be entitled to retain any and all damages that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise. If C&A Products fails to bring or maintain any such action, suit or proceeding within sixty (60) days after becoming aware of a material, likely infringement of the Intellimold IP, Intellimold Enhancements or Textron Intellimold Trademarks within the Restricted Field, Textron shall have the right to maintain such action, suit or proceeding with the reasonable cooperation of C&A Products (at Textron's expense for such cooperation), and Textron shall be entitled to retain any and all damages that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise. C&A Products shall have the right to participate in any such action, suit or proceeding maintained by Textron, at C&A Products' expense, and shall have the right, in its reasonable discretion, to approve or reject any settlement proposed in connection therewith.

          (ii) Textron shall have the exclusive right, even as to C&A Products, to institute and prosecute, at its sole expense, lawsuits against all third parties that infringe, or appear to infringe, the Intellimold IP, Intellimold Enhancements or Textron Intellimold Trademarks, in each case outside the Restricted Field. C&A Products shall reasonably cooperate with Textron in all such suits and actions, at Textron's expense; without limitation, C&A Products agrees that Textron may cause C&A Products to join it as a party to any such suit. Textron shall be entitled to retain any and all damages that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise. If Textron fails to bring or maintain any such action, suit or proceeding within sixty (60) days after becoming aware of a material, likely infringement of the Intellimold IP, Intellimold Enhancements or Textron Intellimold Trademarks outside the Restricted Field, C&A Products shall have the right to maintain such action, suit or proceeding with the reasonable cooperation of Textron (at C&A Products' expense for such cooperation), and C&A Products shall be entitled to retain any and all damages that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise. Textron shall have the right to participate in any such action, suit or proceeding maintained by C&A Products, at Textron's expense, and shall have the right, in its reasonable discretion, to approve or reject any settlement proposed in connection therewith.

          (c) Defense Against Infringement Claims. Textron and C&A Products shall cooperate to diligently defend against any third party infringement claims, demands or actions involving the Intellimold IP (each, an "Infringement Claim"). As between the parties, the party whose Use of the Intellimold IP is the subject of the Infringement Claim (the "Defending Party") shall defend such Infringement Claim at its own expense. Any settlement or compromise concerning any such Infringement Claim shall be subject to the approval of the non-Defending Party, which approval shall not be withheld unreasonably.


                                  ARTICLE VIII
                          PROVISION OF SUPPORT SERVICES


          8.1. Services. For a period of five (5) years from the Effective Date, C&A Products agrees to provide, or to cause its Affiliates to provide, such engineering, installation, technical, sales/marketing, training and other services (including development of specifications and performance characteristics for new products and applications) relative to the Intellimold IP and C&A Products Intellimold Enhancements as Textron and its Affiliates may reasonably request from time to time (the "Support Services"). Such Support Services shall be provided directly to Textron and its Affiliates or to such third parties (including sublicensees of the Intellectual Property licensed hereunder) as Textron or its Affiliates may designate, consistent with the license grants herein.

          8.2.   Personnel. In order to fulfill its obligations pursuant to
Section 8.1, C&A Products shall make available sufficient personnel resources to meet Textron's and its Affiliates' reasonable forecasted needs for Support Services. Without limitation of the foregoing, C&A Products shall make available to Textron and its Affiliates, on the terms set forth in Sections 8.4 and 8.5, the services of Milko Guergov as reasonably requested by Textron for so long as Mr. Guergov remains in the employ (whether as an employee, consultant or otherwise) of C&A Products or any of its Affiliates. C&A Products shall use commercially reasonable efforts to continue to retain Mr. Guergov for the period during which C&A Products provides Support Services hereunder.

          8.3. Collocation of Textron Employees. Textron and its Authorized Affiliates shall be entitled to maintain, at the expense of Textron or the relevant Authorized Affiliate(s), for a period of one (1) year from the date hereof, a maximum of three (3) employees at the M&C facility at any one time for training purposes.

          8.4. Relationship. The parties agree that C&A Products and its Affiliates, agents and employees shall at all times act in the capacity of independent contractor in their provision of Support Services, and that no relationship of agency or employment will thereby be intended or implied. C&A Products further agrees that all work product resulting from the provision of the Support Services shall constitute "works made for hire" under applicable law and shall be and remain the sole and exclusive property of Textron, subject to the license grants in favor of C&A Products and its Affiliates contained herein.

          8.5. Price and Payment for Support Services. All Support Services shall be billed to Textron at C&A Products' cost unless otherwise agreed in advance in writing. For purposes of this Section 8.5, "C&A Products' cost" shall mean an amount equal to one hundred thirty-five percent (135%) of the total cash compensation paid by C&A Products or any of its Affiliates to the persons providing the Support Services (pro-rated to reflect the percentage of such persons' total time spent in providing such Support Services) plus any reasonable out-of-pocket costs incurred by C&A Products or any of its Affiliates in connection therewith. C&A Products shall invoice Textron for Support Services rendered on a quarterly basis in arrears and Textron shall pay each such invoice within thirty (30) days of its receipt. Invoices shall set forth the basis for amounts due with reasonable specificity, and Textron shall have the right, not more often than once per year and on reasonable prior notice, to inspect the relevant books and records of C&A Products to determine the accuracy of such invoiced amounts.

          8.6. Option to Renew. Following the expiration of the initial five (5)-year term, Textron shall be entitled, at its discretion, to continue to receive Support Services for an additional five (5)-year term, at prices and on terms to be negotiated in good faith by the parties.


                                   ARTICLE IX
                                 INDEMNIFICATION


          9.1. Mutual Indemnification. Each of Textron and C&A Products (the "Indemnifying Party") shall indemnify the other party and such other party's Affiliates, including their respective employees, agents, officers and directors (the "Indemnified Party") from and against and in respect of any and all Losses which may be imposed on, sustained, incurred or suffered by or assessed against such Indemnified Party, directly or indirectly, to the extent relating to or arising out of or incurred in connection with any third-party claim that any authorized use of any Intellimold Enhancement licensed by the Indemnifying Party to the Indemnified Party pursuant to Section 2.1 or 2.2, in the case of C&A Products, or Section 3.1, in the case of Textron, infringes any third-party intellectual property right. Notwithstanding the foregoing, neither party shall have any obligation to indemnify the other to the extent that any such claim of infringement is based upon (i) the combination, operation or use of the licensed Intellimold Enhancement with other Intellectual Property, if the use of such licensed Intellimold Enhancement would not be infringing in the absence of such combination, operation or use with other Intellectual Property, or (ii) modifications of a licensed Intellimold Enhance-ment by any person other than the Indemnifying Party where the unmodified version of such licensed Intellimold Enhancement would not be infringing.

          9.2. Notice. If the Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") which may give rise to a Loss for which indemnification may be sought pursuant to this Article IX, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify with reasonable particularity (to the extent that the information is then available) the factual basis for the Claim and the amount of the Claim, if known. If the Indemnified Party does not promptly give notice of any Claim as specified above, such failure shall not be deemed a waiver of the Indemnified Party's right to indemnification hereunder for Losses in connection with such Claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party's Losses would have been reduced had such notice been promptly delivered.

          9.3.   Defense.

          (a) The Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice. In such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's reasonable out-of-pocket expenses as a result of such assumption. The election of the Indemnifying Party to assume such control shall be made within ninety
(90) days of receipt of notice of Claim, failing which the Indemnifying Party shall be deemed to have elected not to assume such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Claim within a reasonable period of time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Claim. If any Claim is of a nature such that the Indemnified party is required by applicable law to make a payment to any third party with respect to the Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the third party, pay the amount of such difference to the Indemnifying Party.

          (b) If the Indemnifying Party fails to assume control of the defense of any Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Claim, the Indemnifying Party shall not settle any Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement provides solely for monetary damages or other monetary payments.


                                    ARTICLE X
                LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES


          10.1. Disclaimer of Certain Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO OBLIGATIONS PURSUANT TO ARTICLE IX (INDEMNIFICATION), NO PARTY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE
AGENTS, EMPLOYEES, OFFICERS OR DIRECTORS SHALL BE LIABLE TO ANOTHER PARTY OR
ANY THIRD PERSON UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

          10.2.

          (a) Representation and Warranty of Textron. Textron represents and warrants that neither Textron nor any Affiliate of Textron has, between August 7, 2001 and the Effective Date, entered into any agreement to license or sublicense to any third party all or any part of the Intellimold IP in all or any part of the Restricted Field.

          (b) Disclaimer of Warranties. EACH PARTY AGREES AND ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.2(a) AND IN THE PURCHASE AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, AND HEREBY EXPRESSLY DISCLAIMS ALL

REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR FROM TRADE PRACTICE.

          10.3. Applicability of Limitations. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS ARTICLE X SHALL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

                                   ARTICLE XI
                           PERFORMANCE OF OBLIGATIONS

          From and after the Effective Date, each of Textron and Holdings shall cause its respective Affiliates to perform their respective covenants and obligations contained in this Agreement.


                                   ARTICLE XII
                            MISCELLANEOUS AND GENERAL


          12.1.   Interpretation.

          (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (b) The words "hereof", "hereby", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

          (c) The plural of any defined term shall have a meaning correlative to such defined term, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (d) A reference to any party to this Agreement or any other agreement or document shall include such party's permitted successors and permitted assigns.

          (e) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          12.2. Payment of Expenses and Other Payments. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

          12.3. Amendment. This Agreement may be amended only by a written agreement signed by each party hereto.

          12.4. Waiver and Extension. Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a further or continuing, waiver of such condition or breach.

          12.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in counterparts, each counterpart being deemed to be an original instrument, and such counterparts shall together constitute one agreement.

          12.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.

          12.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

          (a)      If to Textron, to:

                   Textron Inc.
                   40 Westminster Street
                   Providence, Rhode Island  02903
                   Attention:  Executive Vice President and
                   General Counsel
                   (401) 457-2800 (telephone)
                   (401) 457-2418 (facsimile)

          with copies to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   One Beacon Street
                   Boston, MA  02108
                   Attention: Louis A. Goodman, Esq.
                   (617) 573-4800 (telephone)
                   (617) 573-4822 (facsimile)

          (b)      If to C&A Products or Holdings, to:

                   Collins & Aikman Corporation
                   5755 New King Court
                   Troy, Michigan  48098
                   Attention:  Thomas E. Evans, CEO
                   (248) 824-1510 (telephone)
                   (248) 824-1512 (facsimile)

          and

                   Attention: Ronald T. Lindsay, General Counsel
                   (248) 824-1633 (telephone)
                   (248) 824-1882 (facsimile)
          with a copy to:

                   Cahill Gordon & Reindel
                   80 Pine Street
                   New York, NY  10005
                   Attention:  W. Leslie Duffy, Esq.
                               Jonathan Schaffzin, Esq.
                   (212) 701-3000 (telephone)
                   (212) 269-5420 (facsimile)

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

          12.8. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Any party may assign this Agreement, in whole or in part, upon notice to the other parties; provided, however, that (i) Textron shall not assign this Agreement, in whole or in part, to any entity as to which any Competitor of C&A Products or group of Competitors of C&A Products owns or has the right to acquire, individually or in the aggregate, twenty percent (20%) or greater of the total equity interest, without the prior written consent of C&A Products, and (ii) C&A Products shall not delegate its obligations pursuant to Article VIII of this Agreement, in whole or in part, to any third party without the prior written consent of Textron; and provided further that, in each case the assigning party guarantees the performance of the assignee in writing. The foregoing shall not be construed as limiting or prohibiting in any manner Textron's or its Affiliates' right to lease, license, sell or otherwise transfer all or any part of its or their right, title or interest in the Equipment pursuant to Section 4.5.

          12.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns.

          12.10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

          12.11. Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          12.12. Transfer, Sales and Stamp Taxes. All transfer, value added, sales and stamp taxes and similar charges, fees and assessments incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by C&A Products. C&A Products shall prepare and file (or cause to be filed), to the extent required by, or permissible under, applicable law, all necessary tax returns and other documentation with respect to all such transfer, value added, sales and stamp taxes and similar charges, fees and assessments, and, if required by applicable law, Textron shall join in the execution of any such tax returns and other documentation as reasonably requested by C&A Products.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                            TEXTRON, INC.


                                            By:  /S/ John R. Curran
                                                 -------------------------------
                                                 Name:   John R. Curran
                                                 Title:  Vice President


                                            COLLINS & AIKMAN CORPORATION


                                            By:  /S/ Ronald T. Lindsay
                                                 -------------------------------
                                                 Name:   Ronald T. Lindsay
                                                 Title:  Senior Vice President,
                                                         General Counsel and
                                                         Secretary


                                            COLLINS & AIKMAN PRODUCTS CO.


                                            By:  /S/ Ronald T. Lindsay
                                                 -------------------------------
                                                 Name:   Ronald T. Lindsay
                                                 Title:  Senior Vice President,
                                                         General Counsel and
                                                         Secretary